EXHIBIT 10.1

US $4,235,000	September 12, 2012
New York, New York

SERIES D SENIOR SECURED PROMISSORY NOTE

For value received, and on the terms and subject to the conditions set forth herein, MedPro Safety Products, Inc., a corporation formed and existing under the laws of the State of Nevada (the “Company”), HEREBY PROMISES TO PAY to Vision Opportunity Master Fund, Ltd. (the “Noteholder”), on the Maturity Date (defined below) the principal sum of US $4,235,000 (the “Loan”), plus any unpaid interest accrued thereon, or such lesser amount as shall be equal to the unpaid principal amount of the Loan borrowed hereunder plus such interest. The Company hereby promises to make principal repayments and to pay interest on the dates and at the rate or rates provided for herein.

This Note is one of a series of senior secured promissory notes in the aggregate principal amount of up to $6,035,000 issued by the Company during the period commencing on the date hereof and ending not later than October 12, 2012, which notes, together with any notes from time to time issued in replacement thereof, whether pursuant to transfer or assignment or otherwise, are hereafter sometimes collectively referred to as the “Series D Notes”, each of which Series D Notes is substantially in the form of this Note.

In connection with each drawdown of amounts under this Note, the Noteholder will receive shares of Series D Preferred Stock of the Company, par value $0.01 per share (the “Series D Shares”) issued hereunder.

1.          Certain Terms Defined. The following terms for all purposes of this Note shall have the respective meanings specified below.

“Additional Financing” has the meaning set forth in Section 2(b).

“Aggregate Borrowing” means the actual cumulative amount borrowed by the Company pursuant to this Note as of any applicable date.

“Automation Equipment Lease” means the equipment lease or similar financing which may be obtained by the Company in connection with equipment required to manufacture the Company’s drug delivery product lines, which are secured solely by the equipment so leased.

“Available Funding” means $4,235,000 less all amounts drawn pursuant to Section 2(a).

“Bonus Shares” has the meaning set forth in Section 5(a).

“Budget” means the detailed monthly budget approved by the board of directors of the Company and the Majority Noteholder(s) prior to the date hereof which provides for a spending plan of the Company of not more than $4.235 million, in the aggregate, through September 30, 2013, the final version of which Budget has been presented to Vision Opportunity Master Fund, Ltd. concurrently with the Closing. If the aggregate principal amount of all Series D Notes exceeds $4.235 million, then the board of directors of the Company will approve a revised Budget that provides for a spending plan of the Company of not more than such aggregate principal amount of all Series D Notes.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized by law to close.

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“Change of Control” means any transaction or series of related transactions (including without limitation any reorganization, merger, consolidation, sale of assets or sale of stock) that will result in (i) the sale of all or substantially all of the assets of the Company, (ii) a change in ownership of 50% or more of the Company’s then outstanding capital stock, in one or a series of transactions occurring within a period of six (6) months, or more than 50% of the existing board of directors of the Company are replaced and the replacement directors are not reasonably acceptable to Vision Opportunity Master Fund, Ltd., or (iii) a consolidation or merger of the Company with or into any other entity (or other corporate reorganization) immediately after which the shareholders of the Company hold less than fifty percent (50%) of the voting power of the surviving entity.

“Collateral” has the meaning set forth in Schedule II.

“Collateral Agent” means Vision Opportunity Master Fund, Ltd., in its capacity as the collateral agent.

“Commission Documents” has the meaning set forth in Section 9(e).

“Commitment” shall equal the principal amount of this Note.

“Common Stock” means the common stock of the Company, par value $ 0.001 per share.

“Company” has the meaning set forth in the introductory paragraphs.

“Conversion Shares” has the meaning set forth in Section 9(v).

“Equity Securities” means (i) any shares of any class of capital stock of the Company, and (ii) any debt or equity outstanding or similar instrument convertible into or exercisable or exchangeable for, with or without consideration, any shares of any class of capital stock of the Company.

“Event of Default” has the meaning set forth in Section 8.

“Excess Funding Capacity” means, on any given Funding Date, (i) the cumulative amount of all permitted borrowings pursuant to this Note contemplated by the Funding Schedule during the period prior to such Funding Date, minus (ii) the Aggregate Borrowing as of the date that is immediately prior to such Funding Date.

“Exchange Act” has the meaning set forth in Section 9(e).

“Form 10-K” has the meaning set forth in Section 9(e).

“Form 10-Q” has the meaning set forth in Section 9(e).

“Funding Date” has the meaning set forth in Section 2(a).

“Funding Schedule” has the meaning set forth in Section 2(a).

“GAAP” has the meaning set forth in Section 9(e).

“Indebtedness” means (a) any liabilities for borrowed money or other amounts owed (other than trade accounts payable incurred in the ordinary course of business) and (b) all guaranties, endorsements and other contingent obligations in respect of Indebtedness of others, whether or not the same are or should be reflected in the Company’s balance sheet (or the notes thereto).

“Indemnified Party” has the meaning set forth in Section 20.

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“Intellectual Property Rights” has the meaning set forth in Section 9(r).

“Loan” has the meaning set forth in the introductory paragraphs.

“Majority Noteholder(s)” means the holders of at least 51% in principal amount of the Series D Notes then outstanding.

“Material Adverse Effect’ shall mean any fact, circumstance, condition, event, change, effect or occurrence that, individually or in the aggregate, has had, or is reasonably likely to have, an adverse effect of at least $250,000 on or with respect to the financial condition, business, assets, or results of operations of the Company and its Subsidiaries taken as a whole.

“Maturity Date” means December 31, 2013, or such earlier date as may be provided in Section 7; provided that if any such date is not a Business Day, then such date shall be the next succeeding Business Day.

“Note” shall mean this Senior Secured Promissory Note as amended, from time to time, in accordance with the terms hereof.

“Notice” has the meaning set forth in Section 2(a).

“Noteholder” has the meaning set forth in the introductory paragraphs.

“Noteholder Group” means the holders of the Series D Notes.

“Period” means the period beginning on the date hereof through and including the Maturity Date.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, or other entity.

“Rule 144” means Rule 144 promulgated by the Securities and Exchange Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Securities and Exchange Commission having substantially the same effect as such Rule.

“Securities Act” has the meaning set forth in Section 9(u).

“Senior Notes” means the MedPro Investments Senior Secured 14% Notes due 2016.

“Senior Notes Security Agreement” means the Pledge and Security Agreement dated as of September 1, 2010, by MedPro Safety Products, Inc. to U.S. Bank National Association, as trustee.

“Series D Notes” has the meaning set forth in the introductory paragraphs.

“Series D Shares” has the meaning set forth in the introductory paragraphs.

“Series D Certificate of Designation” means the Certificate of Designation of the Series D Preferred Stock of the Company, filed with the Secretary of State of the State of Nevada on the date hereof, as may be amended from time to time.

“Subsidiary” means any corporation or other entity of which at least a majority of (i) the equity, or (ii) the securities or other ownership interest having ordinary voting power (absolutely or contingently) for the election of directors or other persons performing similar functions, are owned directly or indirectly by the Company and/or any of its other Subsidiaries.

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Terms used but not defined herein that are defined in the Uniform Commercial Code in effect in the State of New York shall have the meanings given to such terms therein.

2.           Loan Drawdown; Cessation of Drawdowns.

(a)          During the Period and subject to Sections 2(b) and 2(c), the Company may borrow from the Noteholder, and the Noteholder will loan to the Company, an aggregate amount not to exceed the Commitment, which loans shall be made at such times (each, a “Funding Date”) and are contemplated to be in such amounts as are set forth on Schedule I attached hereto (the “Funding Schedule”). As a condition to the Noteholder making any loan hereunder, the Company shall provide to the Noteholder, at least three (3) Business Days’ prior to each Funding Date, written notice (each, a “Notice”) of a drawdown request for an amount of up to the sum of (i) the amount contemplated in the Funding Schedule for such Funding Date, and (ii) the amount of Excess Funding Capacity as of such Funding Date, which Notice shall contain a statement of the Aggregate Borrowing as of immediately prior to the applicable Funding Date and a certification that, as of the applicable Funding Date, (i) no Event of Default is or will be in effect, (ii) the Company has complied and is in compliance as of the applicable Funding Date with all covenants set forth in Section 10, (iii) the representations and warranties of the Company set forth in Section 9 are and will be on the applicable Funding Date true and correct in all material respects, and (vi) any other documentation reasonably requested by the Noteholder. The form of the Notice is attached hereto as Schedule IV. Upon the reasonable satisfaction of the Noteholder that the foregoing conditions precedent have been satisfied (or waived by the Noteholder), the Noteholder shall lend, and the Company shall borrow, on the Funding Date such amount as set forth in such Notice. The Company agrees that, in respect of any amounts borrowed by the Company under the Series D Notes, the Company will make such borrowings pro rata from all holders of Series D Notes in accordance with the relative principal amounts of such Series D Notes.

(b)          In the event that during the Period the Company enters into a new equity financing (an “Additional Financing”) permitted under the terms and conditions set forth herein (including Section 10(k)), which Additional Financing is (i) made on terms no less favorable to the Company than those set forth in this Note, and (ii) in an aggregate amount which equals or exceeds the sum of (A) the aggregate Available Funding under all Series D Notes at the time of the closing of such Additional Financing, and (B) $500,000, then the Company shall have the right, at its sole discretion, to cancel all remaining borrowings under the Funding Schedule of all (but not less than all) of the Series D Notes, which cancellation must be made by written notice to the Noteholder not less than five (5) Business Days prior to the anticipated closing of the Additional Financing and which notice shall contain all relevant documents and agreements entered into by the Company in connection with such Additional Financing. Any election by the Noteholder to participate in such Additional Financing shall be made at least two (2) Business Days prior to the anticipated closing of the Additional Financing. In the event that the Company elects to so cancel all remaining borrowings under the Financing Schedule of all the Series D Notes, then the Noteholder shall have the right, at its sole discretion, to participate in such Additional Financing by investing up to an amount equal to the Available Funding into the Company on the same terms and conditions as the other investors in such Additional Financing. In the event that such Additional Financing fails to close, any cancellation by the Company pursuant to this Section 2(b) shall be rescinded and the Company shall continue to make the remaining borrowings in accordance with the Funding Schedule. For the avoidance of doubt, in the event of any cancellation of remaining borrowings pursuant to this Section 2(b), the Noteholder shall be entitled to keep all Series D Shares that it has received pursuant to Section 5(a) prior to such cancellation.

(c)          In the event that during the Period the Company enters into an Additional Financing and the proceeds to the Company from such Additional Financing equals or exceeds the sum of (X) the Available Funding, and (Y) $2.0 million, then, unless the Company has exercised its right to cancel all remaining borrowings pursuant to Section 2(b), the Noteholder shall have the right, at its sole discretion, to elect to reduce the Available Funding by 50% (in which event the amount of each loan contemplated in the Funding Schedule on each Funding Date shall be reduced by 50% and the amounts of Series D Shares received by the Noteholder in connection with such loan shall be reduced by 50%), which election must be made by written notice to the Company not more than five (5) Business Days following the closing of such Additional Financing. The Company agrees to give the Noteholder written notice not less than five (5) Business Days prior to the anticipated closing of any Additional Financing, which notice shall contain all relevant documents and agreements entered into by the Company in connection with such Additional Financing.

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3.           Maturity of the Loan.

The Loan shall mature, and the principal amount thereof shall become immediately due and payable (together with unpaid interest accrued thereon) on the Maturity Date.

4.           Interest Payments.

The unpaid principal amount of the Loan outstanding shall bear interest at a rate equal to 10% per annum. Notwithstanding the foregoing, upon an Event of Default, all amounts outstanding under this Note shall bear interest on and after the date of such Event of Default at a rate equal to the lesser of (i) the maximum interest rate permitted by applicable law and (ii) 15%. All interest accrued hereon shall be payable on the Maturity Date. Interest shall be computed on the basis of a year of 365 days and paid for the actual number of days elapsed.

5.           Series D Shares.

(a)          Subject to Sections 2(b) and 2(c), on each Funding Date, in consideration of the loan made on such Funding Date and for no additional consideration, the Company shall issue a number of Series D Shares to the Noteholder equal to the product of (i) the aggregate amount borrowed by the Company from the Noteholder on the applicable Funding Date (including any amounts of Excess Funding Capacity so borrowed), and (ii) 0.0225. In addition, unless this Note is canceled in accordance with Section 2(b) prior to the applicable date (in which event no additional Bonus Shares shall be granted hereunder following such cancellation), Vision Opportunity Master Fund, Ltd. shall have the right to receive the following number of Series D Shares on the following dates without regard as to whether the Vision Opportunity Master Fund, Ltd. make any loans as of such date: (i) on the date hereof, 7,500 Series D Shares; (ii) on October 31, 2012, 11,250 Series D Shares; and (iii) on December 31, 2012, 11,250 Series D Shares(collectively, the “Bonus Shares”).

For United States federal income tax purposes, the Noteholder and the Company agree to allocate any amounts advanced under this Note between the Note and the Series D Shares based upon their respective fair market values at the time of the advance. The Noteholder and the Company agree to file any United States federal, state of local income tax returns in a manner consistent with the previous sentence.

(b)          The Series D Shares and/or Conversion Shares may only be transferred in compliance with state and federal securities laws. In connection with any transfer of the Series D Shares or Conversion Shares other than pursuant to an effective registration statement, the Company may require the transferor thereof to provide to the Company an opinion of counsel selected by the transferor, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of such transferred Series D Shares or Conversion Shares under the Securities Act.

(c)          Certificates evidencing the Series D Shares and the Conversion Shares will contain the following legend, until such time as they are not required under Section 5(e):

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THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. THESE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT SECURED BY SUCH SECURITIES IN ACCORDANCE WITH APPLICABLE LAW.

(d)          Certificates evidencing Series D Shares or Conversion Shares shall not contain any legend (including the legend set forth in Section 5(c)): (i) following a sale or transfer of such Series D Shares or Conversion Shares pursuant to an effective registration statement, (ii) following a sale or transfer of such shares pursuant to Rule 144 (assuming the transferee is not an Affiliate of the Company (as defined in the Securities Act)), or (iii) while such Series D Shares or Conversion Shares are eligible for sale without volume limitations pursuant to Rule 144. If the Noteholder shall make a sale or transfer of Series D Shares or Conversion Shares either (x) pursuant to Rule 144 or (y) pursuant to a registration statement, and in each case shall have delivered to the Company or the Company’s transfer agent the certificate representing Series D Shares or Conversion Shares containing a restrictive legend which are the subject of such sale or transfer and a representation letter in customary form, then the Company shall take all such actions as are necessary to cause the removal of such legend and return to the Noteholder (or its successor or designee) unlegended certificates for such Series D Shares or Conversion Shares.

6.           Prepayments.

Subject to the terms and conditions of this Section 6, the Company may prepay the Loan, upon ten (10) days prior written notice to the Noteholder, in whole or in part at any time or from time to time without penalty or premium by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment. Any such prepayments made under this Section 6 shall be in minimum increments of $100,000. For the avoidance of doubt, any prepayments under this Section 6 shall not have any effect on the Series D Shares issued by the Company to the Noteholder hereunder or the Company’s rights to borrow amounts under this Note in accordance with the Funding Schedule, and no amount so prepaid shall be deemed or otherwise constitute Excess Funding Capacity or otherwise be available for borrowing by the Company. The Company agrees that, in respect of any amounts pre-paid by the Company under the Series D Notes, the Company will make such prepayments to all holders of Series D Notes pro rata in accordance with the relative principal amounts of such Series D Notes.

7.           General Provisions As To Payments.

All payments of principal and interest on the Loan by the Company hereunder shall be made not later than 12:00 Noon (New York City time) on the date when due either by cashier’s check, certified check or by wire transfer of immediately available funds to the Noteholder's account at a bank in the United States specified by the Noteholder in writing to the Company without reduction by reason of any set-off or counterclaim.

8.           Events of Default; Remedies.

(a)          Each of the following events shall constitute an “Event of Default”:

(i)          the outstanding principal amount of the Loan and/or any interest accrued thereon shall not be paid when due;

(ii)         subject to Section 8(a)(iii), the Company breaches any of its covenants, agreements or other obligations hereunder (including, without limitation, set forth in Section 10) or set forth in or otherwise applicable to the Series D Certificate of Designation and such breach is not cured within thirty (30) days after notice from the Noteholder (if capable of being cured);

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(iii)        the Company breaches any of its covenants, agreements or other obligations set forth in Section 11(a) or Section 11(d);

(iv)        the occurrence of an event of default under any other Series D Note;

(v)         any representation or warranty of the Company made in this Note or in any Notice shall be false or incorrect when made in any material respect;

(vi)        the Company or any Subsidiary shall (A) breach any of their respective obligations under any material agreement to which the Company or such Subsidiary, respectively, it is a party, the effect of which breach results in damages and/or losses to the Company and/or such Subsidiary in excess of $250,000, or (B) default in the payment when due (subject to any applicable grace period), whether by acceleration or otherwise, of any Indebtedness of the Company or any Subsidiary involving the borrowing of money or the extension of credit in excess of $250,000, or a default shall occur in the performance or observance of any obligation or condition with respect to such Indebtedness if the effect of such default is to accelerate the maturity of any such Indebtedness, or such default shall continue unremedied for any applicable period of time sufficient to permit the holder or holders of such Indebtedness, or any trustee or agent for such holders, to cause such Indebtedness to become due and payable prior to its expressed maturity;

(vii)       any judgment or order for the payment of money in excess of $250,000 shall be rendered against the Company or any Subsidiary and shall not be covered by insurance;

(viii)      upon a Change of Control of the Company (other than if such Change of Control occurs solely by virtue of a sale by the Majority Noteholder(s) and/or their respective affiliates of its or their equity of the Company (unless substantially all of the outstanding equity of the Company is sold in such transaction));

(ix)         a court shall enter a decree or order for relief in respect of the Company or any Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appoint a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Company or any Subsidiary or for any substantial part of the property of the Company or any Subsidiary or ordering the winding up or liquidation of the affairs of the Company or any Subsidiary, and such decree or order shall remain unstayed and in effect for a period of sixty (60) consecutive days; or

(x)          the Company or any Subsidiary shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Company or any Subsidiary or for any substantial part of the property of the Company or any Subsidiary, or the Company or any Subsidiary shall make any general assignment for the benefit of creditors.

(b)          Upon the occurrence and during the continuance of an Event of Default, the Majority Noteholder(s) may, in their sole discretion, without notice of its election and without demand, do any one or more of the following, all of which are authorized by the Company:

(i)          declare all obligations of the Company hereunder immediately due and payable (provided that upon the occurrence of an Event of Default described in Sections 8(a)(ix) or 8(a)(x), all such obligations shall become immediately due and payable without any action by the Majority Noteholder(s));

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(ii)         cease making any loans, advancing money or extending credit to or for the benefit of Company under this Note;

(iii)        settle or adjust disputes and claims directly with account debtors for amounts, upon terms and in whatever order that the Majority Noteholder(s) reasonably considers advisable;

(iv)        make such payments and do such acts as the Majority Noteholder(s) considers necessary or reasonable to protect its security interest in the Collateral. The Company agrees to assemble the Collateral if the Majority Noteholder(s) so requires, and to make the Collateral available to the Collateral Agent (on behalf of the Noteholder Group) as the Majority Noteholder(s) may designate. The Company authorizes the Collateral Agent (on behalf of the Noteholder Group) to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in the Collateral Agent’s determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any of the Company’s owned premises, the Company hereby grants the Collateral Agent (on behalf of the Noteholder Group) a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of the Collateral Agent’s and/or the Noteholder Group’s rights or remedies provided herein, at law, in equity, or otherwise;

(v)         set off and apply to the obligations of the Company hereunder any and all (a) balances and deposits of the Company held by the Noteholder, or (b) indebtedness at any time owing to or for the credit or the account of the Company held by the Noteholder;

(vi)        ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. The Collateral Agent (on behalf of the Noteholder Group) is hereby granted a license or other right, solely pursuant to the provisions of this Section 8(b), to use, without charge, the Company’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with the Collateral Agent’s exercise of its rights under this Section 8(b), the Company’s rights under all licenses and all franchise agreements shall inure to the Collateral Agent’s benefit;

(vii)       dispose of the Collateral by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including the Company’s premises) as the Majority Noteholder(s) determines is commercially reasonable, and apply any proceeds to the obligations of the Company hereunder in whatever manner or order the Majority Noteholder(s) deems appropriate;

(viii)      the Collateral Agent (on behalf of the Noteholder Group) may credit bid and purchase any Collateral at any public sale; and

(ix)         any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by the Company and any surplus will be paid immediately to the Company.

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9.           Representations.

The Company hereby represents and warrants to the Noteholder, as of the date hereof and as of each Funding Date, as follows:

(a)          The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada and has the requisite corporate power to own, lease and operate its properties and assets and to conduct its business as it is now being conducted. The Company does not have any Subsidiaries except as set forth on Schedule III hereto. Each Subsidiary is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite corporate power to own, lease and operate its properties and assets and to conduct its business as it is now being conducted. The Company and each such Subsidiary is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to so qualify would not be reasonably expected to have a Material Adverse Effect on the Company or such Subsidiary.

(b)          The Company has the requisite legal and corporate power and authority to enter into, issue and perform this Note and issue the Series D Shares (and the underlying shares of Common Stock following any conversion of the Series D Shares) in accordance with the terms hereof and thereof. The execution, delivery and performance of the Series D Notes by the Company and the consummation by it of the transactions contemplated hereby or thereby have been duly and validly authorized by all necessary corporate action, and no further consent or authorization of the Company, its board of directors or stockholders is required. When executed and delivered by the Company, the Series D Notes shall constitute a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditor's rights and remedies or by other equitable principles of general application.

(c)          The execution, delivery and performance of the Series D Notes and the consummation by the Company of the transactions contemplated hereby or thereby, including, without limitation, the issuance of the Series D Shares and the grant of security to the Noteholder Group contemplated in Section 15, do not and will not (i) violate or conflict with any provision of the Company’s certificate of incorporation or bylaws, each as amended to date, or any Subsidiary’s comparable charter documents, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, mortgage, deed of trust, indenture, note, bond, license, lease agreement, instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries’ respective properties or assets are bound, including, without limitation, the Senior Notes and the agreements relating thereto, or (iii) result in a material violation of any federal, state, local or foreign statute, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries are bound or affected.

(d)          Neither the Company nor any of its Subsidiaries is required to obtain any consent, authorization or order of, or make any filing or registration with, any court, governmental agency or any regulatory or self-regulatory agency or any other person in order for it to execute, deliver or perform any of its obligations under or contemplated by the Series D Notes in accordance with the terms hereof, except where the failure to obtain such consent, authorization or order or make such filing would not be reasonably expected to have a Material Adverse Effect on the Company, its Subsidiaries or the transactions contemplated hereby or thereby. All consents, authorizations, orders, filings and registrations which each of the Company and any of its Subsidiaries is required to obtain pursuant to the preceding sentence have been obtained or effected on or prior to the date hereof.

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(e)          The common stock of the Company is registered pursuant to Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Company has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the Securities and Exchange Commission pursuant to the reporting requirements of the Exchange Act (all such filings, including filings incorporated by reference therein, being referred to herein as the “Commission Documents”). At the times of their respective filings, the Company’s Form 10-K for the fiscal year ended December 31, 2011 (the “Form 10-K”), and each subsequently filed Form 10-Q of the Company (collectively, the “Form 10-Q”) complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder and other federal, state and local laws, rules and regulations applicable to such documents, and the Form 10-K and each Form 10-Q did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in the Commission Documents complied in all material respects with applicable accounting requirements and the published rules and regulations of the Securities and Exchange Commission or other applicable rules and regulations with respect thereto. Such consolidated financial statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such consolidated financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements), and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(f)          Except as set forth in the Commission Documents, since December 31, 2011, the Company has not experienced or suffered any Material Adverse Effect and the Company is not aware of any fact or circumstance that is reasonably likely to have a Material Adverse Effect on the Company.

(g)          Except as set forth in the Commission Documents, neither the Company nor any of its Subsidiaries has incurred any material liabilities, obligations, claims or losses (whether liquidated or unliquidated, secured or unsecured, absolute, accrued, contingent or otherwise) other than those incurred in the ordinary course of the Company's or its Subsidiaries’ respective businesses.

(h)          Since December 31, 2011, no event or circumstance has occurred or exists with respect to the Company or its Subsidiaries or their respective businesses, properties, prospects, operations or financial condition, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Company but which has not been so publicly announced or disclosed.

(i)          Except as set forth in the Commission Documents, neither the Company nor any Subsidiary has any outstanding secured or unsecured Indebtedness in excess of $100,000.

(j)          Other than the Senior Notes, there is no Indebtedness of the Company that is senior to or ranks pari passu with the Series D Notes in right of payment, whether with respect of payment of redemptions, interest, damages or upon liquidation or dissolution or otherwise.

(k)          Schedule III hereto sets forth each Subsidiary of the Company, showing the jurisdiction of its incorporation or organization and showing the percentage of each person’s ownership of the outstanding stock or other interests of such Subsidiary. All of the outstanding shares of capital stock of each Subsidiary have been duly authorized and validly issued, and are fully paid and nonassessable. There are no outstanding preemptive, conversion or other rights, options, warrants or agreements granted or issued by or binding upon any Subsidiary for the purchase or acquisition of any shares of capital stock of any Subsidiary or any other securities convertible into, exchangeable for or evidencing the rights to subscribe for any shares of such capital stock. Neither the Company nor any Subsidiary is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of the capital stock of any Subsidiary or any convertible securities, rights, warrants or options of the type described in the preceding sentence. Except as set forth in the Commission Documents, neither the Company nor any Subsidiary is party to, nor has any knowledge of, any agreement restricting the voting or transfer of any shares of the capital stock of any Subsidiary.

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(l)          Except as disclosed in the Commission Documents, the Company and each of its Subsidiaries has the unrestricted right to vote, and (subject to limitations imposed by applicable law) to receive dividends and distributions on, all capital securities of their respective Subsidiaries.

(m)          Except as set forth in the Commission Documents, each of the Company and the Subsidiaries has good and valid title to all of its material real and personal property, free and clear of any mortgages, pledges, charges, liens, security interests or other encumbrances. Any material leases of the Company and each of its Subsidiaries are valid and subsisting and in full force and effect.

(n)          The Company and the Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company believes to be prudent and customary in the businesses in which the Company and its Subsidiaries are engaged.

(o)          There is no action, suit, claim, investigation, arbitration, alternate dispute resolution proceeding or other proceeding pending or, to the knowledge of the Company (which knowledge shall include the knowledge of the responsible officers or employees, after reasonable investigation), threatened against the Company or any Subsidiary which questions the validity of the Series D Notes or any of the transactions contemplated hereby or any action taken or to be taken pursuant hereto. Except as set forth in the Commission Documents, (i) there is no action, suit, claim, investigation, arbitration, alternate dispute resolution proceeding or other proceeding pending or, to the knowledge of the Company (which knowledge shall include the knowledge of the responsible officers or employees, after reasonable investigation), threatened against or involving the Company, any Subsidiary or any of their respective properties or assets and (ii) there are no outstanding orders, judgments, injunctions, awards or decrees of any court, arbitrator or governmental or regulatory body against the Company or any Subsidiary or any officers or directors of the Company or Subsidiary in their capacities as such.

(p)          Except as set forth in the Commission Documents, (i) the business of the Company and the Subsidiaries has been and is presently being conducted in compliance with all applicable material federal, state and local governmental laws, rules, regulations and ordinances and (ii) the Company and each of its Subsidiaries have all material franchises, permits, licenses, consents and other governmental or regulatory authorizations and approvals necessary for the conduct of its business as now being conducted by it.

(q)          Except as set forth in the Commission Documents, (i) the Company and each of the Subsidiaries has accurately prepared and filed all federal, state and other tax returns required by law to be filed by it, has paid or made provisions for the payment of all taxes shown to be due and all additional assessments, and adequate provisions have been and are reflected in the consolidated financial statements of the Company and the Subsidiaries for all current taxes and other charges to which the Company or any Subsidiary is subject and which are not currently due and payable. The Company has no knowledge of any additional assessments, adjustments or contingent tax liability (whether federal or state) of any nature whatsoever, whether pending or threatened against the Company or any Subsidiary for any period, nor of any basis for any such assessment, adjustment or contingency.

(r)          The Company and the Subsidiaries own or possess adequate rights or licenses to use all trademarks, service marks, and all applications and registrations therefor, trade names, patents, patent rights, copyrights, original works of authorship, inventions, licenses, approvals, governmental authorizations, trade secrets and other intellectual property rights (collectively, “Intellectual Property Rights”) necessary to conduct their respective businesses as now conducted. Except as disclosed in the Commission Documents, none of the Company’s Intellectual Property Rights have expired or terminated, or are expected to expire or terminate, within two years from the date of this Agreement. The Company does not have any knowledge of any material infringement by the Company or its Subsidiaries of Intellectual Property Rights of others or by any other party of any Intellectual Property Rights of the Company or its Subsidiaries. There is no material claim, action or proceeding pending, or to the knowledge of the Company, being threatened, against the Company or its Subsidiaries regarding its Intellectual Property Rights. The Company is unaware of any facts or circumstances which might give rise to any of the foregoing infringements or claims, actions or proceedings. The Company and its Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all of their material Intellectual Property Rights.

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(s)          There are no loans, leases, agreements, contracts, royalty agreements, management contracts or arrangements or other continuing transactions between (a) the Company, any Subsidiary or any of their respective customers or suppliers on the one hand, and (b) on the other hand, any officer, employee, consultant or director of the Company, or any of its Subsidiaries, or any person owning at least 5% of the outstanding capital stock of the Company or any Subsidiary or any member of the immediate family of such officer, employee, consultant, director or stockholder or any corporation or other entity controlled by such officer, employee, consultant, director or stockholder, or a member of the immediate family of such officer, employee, consultant, director or stockholder which, in each case, is required to be disclosed in the Commission Documents or in the Company’s most recently filed definitive proxy statement on Schedule 14A, that is not so disclosed in the Commission Documents or in such proxy statement.

(t)          The records and documents of the Company and its Subsidiaries accurately reflect in all material respects the information relating to the business of the Company and the Subsidiaries, the location and collection of their assets, and the nature of all transactions giving rise to the obligations or accounts receivable of the Company or any Subsidiary. Except as set forth in the Commission Documents, the Company and each of its Subsidiaries maintain a system of internal accounting controls sufficient, in the judgment of the Company's management, to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate actions are taken with respect to any differences.

(u)          The Series D Shares when issued and delivered will be duly and validly issued and will be free of all liens and restrictions on transfer other than any restrictions on transfer under the Securities Act of 1933, as amended (the “Securities Act”). The Commission Documents accurately set forth the fully diluted equity capitalization of the Company as of the date hereof, prior to the issuance of Series D Shares as contemplated by this Note, except for employee option exercises, employee option grants, and warrant exercises after July 18, 2012, the net effect of which would represent a change of less than 1% of the fully diluted shares of Common Stock shown in the Commission Documents.

(v)         The shares of Common Stock (the “Conversion Shares”) issuable upon conversion of the Series D Shares have been duly reserved for issuance by the Company in sufficient number to cover the conversion of all of the Series D Shares. The issuance of the Conversion Shares upon conversion of the Series D Shares has been duly authorized by the Company and the Conversion Shares when delivered in accordance with the Series D Certificate of Designation, will be validly issued, fully paid and non-assessable, and free of all liens and restrictions on transfer other than any restrictions on transfer under the Securities Act.

(w)          The offer, issuance, sale and delivery of the Series D Shares and Conversion Shares will not under current laws and regulations require compliance with the prospectus delivery or registration requirements of the Securities Act.

(x)          The Company is the sole owner of, and has good and marketable title to, all of the Collateral free and clear of any and all liens or encumbrances, in each case other than as set forth in the Senior Notes Security Agreement. To the extent that any parts of the Collateral are Intellectual Property Rights, no such Collateral has been judged invalid or unenforceable, in whole or in part, and no claim has been made that any part of such Collateral violates the rights of any third party. Other than as set forth in the Senior Notes Security Agreement or the Series D Notes, neither the Company nor any Subsidiary is a party to, or bound by, any agreement that restricts the grant by the Company or any Subsidiary of a security interest in the Collateral.

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(y)          The Company is not now and has not been, at any time during the past three (3) years, a shell company as defined by Rule 405 of the Securities Act.

(z)          No representation or warranty of the Company in the Series D Notes contains or will contain any untrue statement of a material fact nor shall such representations and warranties taken as a whole omit any statement necessary in order to make any material statement contained herein not misleading.

10.         Affirmative Covenants.

Unless otherwise consented to by the Majority Noteholder(s), and for so long as any amounts under the Notes remains unpaid:

(a)          the Company shall (and shall cause each Subsidiary to) maintain its existence and authority to conduct its business as presently contemplated to be conducted;

(b)          the Company shall comply, and cause each Subsidiary to comply, in each case in all material respects, with all applicable laws, rules, regulations and orders applicable to the Company and each Subsidiary;

(c)          the Company shall keep and cause each Subsidiary to keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied, reflecting all financial transactions of the Company and its Subsidiaries, and in which, for each fiscal year, all proper reserves for depreciation, depletion, obsolescence, amortization, taxes, bad debts and other purposes in connection with its business shall be made;

(d)          the Company shall (and shall cause each Subsidiary to) maintain insurance with responsible companies in such amounts and against such risks as are customary to businesses similar to the Company’s and its Subsidiaries’;

(e)          the Company shall pay all applicable taxes as they come due;

(f)          the Company shall operate in accordance with the Budget and the assumptions set forth in the Budget.

(g)          if the Company (a) does not enter into a definitive agreement with respect to an additional equity funding of at least $10 million prior to November 30, 2012, and (b) does not receive such funds prior to December 31, 2012, then the Company shall implement a strategic alternative process to be agreed to by the parties.

(h)          the Company shall provide the Noteholder with monthly reconciliations of its spending as compared to the Budget within five business days after the end of each calendar month which will provide for an aggregate adverse variance on the total amount expended of not more than 5% in the aggregate from September 1, 2012 through each month-end as contemplated in the Budget (unless otherwise consented to by the Majority Noteholder(s)).

(i)          the net proceeds from the Series D Notes shall be used by the Company in the manner contemplated in the Budget;

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(j)          the Company shall timely file all reports required to be filed with the Securities and Exchange Commission pursuant to the Exchange Act, and the Company shall not terminate its status as an issuer required to file reports under the Exchange Act even if the Exchange Act or the rules and regulations thereunder would permit such termination;

(k)          at any time that an Event of Default has occurred and is continuing, the Majority Noteholder(s) shall have a right to audit the Company’s accounts and appraise Collateral. At any time the Series D Notes are outstanding, the Company shall, at the request of the Majority Noteholder(s), indicate on its records concerning the Collateral a notation, in form satisfactory to the Majority Noteholder(s), of the security interest of the Noteholder Group hereunder;

(l)          the Company, at its expense, shall keep the Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as ordinarily insured against by other owners in similar businesses conducted in the locations where the Company’s business is conducted on the date hereof. The Company shall also maintain insurance relating to the Company’s business, ownership and use of the Collateral in amounts and of a type that are customary to businesses similar to the Company’s. The Company will make all filings that are necessary or desirable, or otherwise reasonable requested by the Majority Noteholder(s), in connection with the perfection of the Noteholder Group’s security interest in the Collateral.

11.         Negative Covenants.

Except as is otherwise necessary for the Company to comply with the terms relating to the Senior Notes, as provided in the attached Schedule VI, unless otherwise consented to by the Majority Noteholder(s), and for so long as any amounts under the Notes remains unpaid:

(a)          the Company shall not (and shall cause each Subsidiary to not) (i) sell, transfer or otherwise dispose of any of its properties, assets and/or rights including, without limitation, its intellectual property, to any person, (ii) grant, create, incur, assume or suffer to exist any lien, encumbrance, charge or other security interest senior or pari passu to the Series D Notes upon any of its property, assets or revenues, whether now owned or hereafter acquired including, without limitation, the Collateral, other than in connection with Automation Equipment Leases entered into in the ordinary course of the Company’s business, (iii) take any action which could reasonably be expected to have a Material Adverse Effect on the value or marketability of the Collateral or the priority of the Noteholder’s lien on the Collateral; provided, however, that the Company may grant licenses, exclusivity arrangements, technology access or sharing rights, and other similar rights to its products and the Intellectual Property Rights related thereto in connection with bona fide commercial transactions with customers, suppliers, strategic partners or other similar counterparties entered into in the ordinary course of the Company’s business;

(b)          Except with respect to the transaction with Vision Opportunity Master Fund, Ltd. contemplated by this Note, the Company shall not (and shall cause each Subsidiary to not) become a party to any transactions which exceed, individually or in the aggregate, $50,000 with any person who is an affiliate of the Company or any Subsidiary, except transactions in the ordinary course of business that are upon fair and reasonable terms that are fully disclosed to the Noteholder and are no less favorable to the Company or such Subsidiary than would be obtained in a comparable arm’s length transaction with a person not an affiliate of the Company or such Subsidiary;

(c)          the Company shall not enter into any agreement in which the terms of such agreement would restrict or impair the right or ability of the Company or any Subsidiary to perform its obligations under the Series D Notes;

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(d)          the Company shall not (and shall cause each Subsidiary to not) incur any Indebtedness that is senior or pari passu in right of payment to the Series D Notes, other than in connection with Automation Equipment Leases entered into in the ordinary course of the Company’s business; and

(e)          the Company shall not (and shall cause each Subsidiary to not) liquidate or dissolve or instruct or grant resolutions to any liquidator of the Company or any Subsidiary.

12.         Transfers.

The Company may not transfer or assign this Note nor any right or obligation hereunder to any person or entity without the prior written consent of the Majority Noteholder(s). The Noteholder may freely transfer, assign or pledge in whole or in part this Note without the prior consent of the Company, provided that any such transfer, assignment or pledge complies with applicable federal and state securities laws. This Note shall be a registered note and the Company shall keep, at its principal executive office, books for the registration and registration of transfer of this Note and the Series D Notes. Prior to presentation of this Note for registration of transfer, the Company shall treat the person in whose name this Note is registered as the owner and holder of this Note for all purposes whatsoever. Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of this Note and (a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it; or (b) in the case of mutilation, upon surrender thereof, the Company, at its expense, will execute and deliver in lieu thereof this Note a new Note, in the same principal amount as the unpaid principal amount of this Note and dated the date to which interest shall have been paid on this Note or, if no interest shall have yet been so paid, dated the date of this Note.

13.          Registration Rights.

The parties agree to amend the Registration Rights Agreement, dated as of September 5, 2007, between the Company’s predecessor and Vision Opportunity Master Fund Ltd promptly following the date hereof to provide certain customary demand and piggyback registration rights with respect to the Conversion Shares.

14.         Information Rights.

Unless otherwise agreed by the Majority Noteholder(s) (a) as long as the Noteholder owns this Note or any Series D Shares or Conversion Shares, if the Company is not required to file reports pursuant to such laws, it will prepare and furnish to the Noteholder and make publicly available in accordance with Rule 144(c) such information as is required for the Noteholder to sell all of the Conversion Shares under Rule 144, and (b) the Company will take such further action as any holder of this Note or any Series D Shares or Conversion Shares may reasonably request, all to the extent required from time to time to enable such person to sell the Conversion Shares without registration under the Securities Act within the limitation of the exemptions provided by Rule 144. In addition, the Majority Noteholder(s) shall have the right, at any time upon reasonable notice, audit the books and records of the Company to ensure compliance by the Company with the terms and conditions set forth in this Note, the cost of any such audit would be borne by the Majority Noteholder(s).

15.         Collateral.

(a)          To secure all obligations of the Company to the Noteholder Group in connection with the Loan and the Series D Notes, including without limitation the payment of the principal of and all interest on the loans made pursuant to the Series D Notes, the Company hereby assigns, pledges and grants a security interest in and delivers to the Collateral Agent, on behalf of the Noteholder Group, all of its rights, title and interest in the Collateral. This Note and the Series D Notes constitutes a security agreement for purposes of the Uniform Commercial Code in all relevant jurisdictions. Upon an Event of Default, the Collateral Agent, on behalf of the Noteholder Group, shall have all the rights and remedies of a secured party provided in the Uniform Commercial Code in force in the State of New York. The Collateral is granted as security only and shall not subject the Collateral Agent (or any other member of the Noteholder Group) to, or in any way affect or modify, any obligation or liability of the Company with respect to any of the Collateral or any transaction in connection therewith.

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(b)          The Company agrees that it will, at the expense of the Noteholder Group and in such manner and form as the Collateral Agent may reasonably require, execute, deliver, file and record any financing statement, specific assignment or other paper and take any other action that may be reasonably necessary or desirable, or that the Collateral Agent may reasonably request, in order to create, preserve, perfect or validate any security interest or to enable the Collateral Agent to exercise and enforce its rights hereunder with respect to any of the Collateral. To the extent permitted by applicable law, the Company hereby authorizes the Collateral Agent (on behalf of the Noteholder Group) to execute and file, in the name of the Company or otherwise, Uniform Commercial Code financing statements (which may be carbon, photographic, photostatic or other reproductions of the Series D Notes or of a financing statement relating to the Series D Notes) and financing statements and other appropriate filings with the US Patent and Trademark Office, in each case which the Collateral Agent in its sole discretion may deem necessary or appropriate to further perfect its security interest in the Collateral.

(c)          If an Event of Default shall have occurred and be continuing, the Collateral Agent (on behalf of the Noteholder Group) shall have the right to the extent permitted by law, and the Company shall take all such action as may be necessary or appropriate to give effect to such right, including the right to use, consume, sell, lease or otherwise dispose of any Collateral, to vote and to give consents, ratifications and waivers, and take any other action with respect to any or all of the Collateral with the same force and effect as if the Collateral Agent were the absolute and sole owner thereof.

(d)          The Company hereby irrevocably appoints the Collateral Agent (on behalf of the Noteholder Group) its true and lawful attorney, with full power of substitution, in the name of the Company, the Collateral Agent or otherwise, for the sole use and benefit of the Collateral Agent, but at the expense of the Noteholder Group, to the extent permitted by law to exercise, at any time and from time to time while an Event of Default has occurred and is continuing, all or any of the following powers with respect to all or any of the Collateral:

(i)          to demand, sue for, collect, receive and give acquaintance for any and all monies due to become due upon or by virtue thereof,

(ii)         to settle, compromise, compound, prosecute or defend any action or proceeding with respect thereto,

(iii)        to sell, transfer, assign or otherwise deal in or with the same or the proceeds or avails thereof, as fully and effectually as if the Collateral Agent were the absolute owner thereof, and

(iv)        to extend the time of payment of any or all thereof and to make any allowance and other adjustments with reference thereto;

(v)         do all acts and things necessary or expedient, in furtherance of any such purposes;

provided that the Collateral Agent shall give the Company not less than ten days’ prior written notice of the time and place of any sale or other intended disposition of any of the Collateral. The Collateral Agent and the Company agree that such notice constitutes “reasonable notification” within the meaning of Sections 9-611 and 9-612 of the Uniform Commercial Code.

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(e)           The Company covenants and agrees that in the event that any of the Collateral shall become subject to any lien or security interest (other than the lien and security interest in favor of the Noteholder Group created hereunder or under any other obligation of the Company to the Noteholder Group), or the lien on and security interest in the Collateral in favor of the Noteholder Group created hereunder shall cease to be a perfected security interest in and lien on any of such Collateral except pursuant to a release herein contemplated, the Company will promptly take whatever action may be necessary to release such other liens or security interests or to restore the Noteholder Group’s lien on and security interest in the Collateral as a perfected security interest or lien, as the case may be. The Company acknowledges that money damages would not be a sufficient remedy for the breach of the Company’s covenants in this paragraph and that, in addition to all other remedies that may be available, the Collateral Agent and the Noteholder Group shall be entitled to specific performance as a remedy for any such breach.

(f)          So long as the Collateral Agent complies with reasonable practices, the Collateral Agent shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other person whomsoever. All risk of loss, damage or destruction of the Collateral shall be borne by the Company

(g)          The Collateral Agent shall act in good faith in its apportionment of the Collateral (or proceeds therefrom) amongst the holders of the Series D Notes following an Event of Default.

(h)          The Noteholder hereby agrees to reimburse and pay to the Collateral Agent such Noteholder’s ratable portion (as determined by the relative principal amounts of the Series D Notes) of all fees and expenses incurred hereunder by the Collateral Agent.

(i)          The security interest in the Collateral created herein shall terminate at such time as the Company shall have paid the entire outstanding principal balance of and all accrued interest on the Notes and the Notes shall have terminated. The Collateral Agent (on behalf of the Noteholder Group) shall promptly execute and file, in the name of the Company or otherwise, appropriate Uniform Commercial Code filings and appropriate filings with the US Patent and Trademark Office as are necessary or appropriate to document the termination of its security interest in the Collateral at such time as such security interest so terminates.

16.         Limitation of Obligations of the Collateral Agent and Majority Noteholder(s); Exculpation and Indemnification of the Collateral Agent.

(a)          The Noteholder hereby irrevocably designates and appoints the Collateral Agent as the agent of the Noteholder, and the Collateral Agent hereby accepts such appointment, under this Note, and the Noteholder irrevocably authorizes the Collateral Agent, in such capacity, to take such actions on its behalf, and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of this Note, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Note, (i) neither the Collateral Agent nor the Majority Noteholder(s) shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with the Noteholder, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Note or otherwise exist against the Collateral Agent or the Majority Noteholder(s), regardless of whether an Event of Default has occurred and is continuing, (ii) neither the Collateral Agent nor the Majority Noteholder(s) shall have any duty to take any discretionary action or exercise any discretionary powers, and (iii) neither the Collateral Agent nor the Majority Noteholder shall have any duty to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Collateral Agent or the Majority Noteholder(s), as applicable, in this Note, it being understood and agreed, that in respect of the Collateral, rights under this Note or any act, omission or event related thereto, except as otherwise provided herein, the Collateral Agent or the Majority Noteholder(s), as applicable, may act in any manner deemed appropriate in its sole discretion.

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(b)          Neither the Collateral Agent nor any of its affiliates, and their respective directors, officers, employees, counsel, agents or attorneys-in-fact shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Note (except for its or such Person’s own gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction), or (ii) responsible in any manner to the Noteholder for the creation, validity, perfection or priority of the liens on the Collateral or the ownership, existence, condition or value of any Collateral or whether such Collateral has been protected or insured or has been encumbered, or whether any particular reserves are appropriate. The Collateral Agent shall not be under any obligation to the Noteholder to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Note, or to inspect the properties, books or records of the Company. No provision of this Note shall require the Collateral Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or take any action if the Collateral Agent believes in good faith or has been advised in writing by counsel that compliance with such instructions would be prohibited by applicable law. The Collateral Agent shall not be liable to the Noteholder or any third party for special, indirect, incidental, punitive or consequential damages or lost profits or loss of business of any kind, whether or not foreseeable, arising in connection with this Note or the Collateral.

(c)          The Noteholder expressly acknowledges that neither the Collateral Agent nor any of its officers, directors, employees, agents, attorneys in fact or affiliates has made any representations or warranties to it, including, without limitation, regarding the Company, its financial condition or its prospects.

(d)          The Noteholder hereby agrees to indemnify the Collateral Agent in its capacity as such and its affiliates, and their respective directors, officers, employees, counsel, agents and attorneys-in-fact, pro rata in accordance with the relative principal amount of the Series D Notes, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time be imposed on, incurred by or asserted against such Person in any way relating to or arising out of, its performance of its obligations under this Note or any action taken or omitted by the Collateral Agent under or in connection with any of the foregoing.

(e)          The Collateral Agent is an “agent” of the Noteholder within the meaning of the term “secured party” as defined in the New York Uniform Commercial Code. The Noteholder authorizes the Collateral Agent to take all actions contemplated by this Note, and further agrees that it does not have the right individually to seek to realize upon the Collateral or take any enforcement action or exercise any right that it might otherwise have under applicable law to credit bid at foreclosure sales, UCC sales or other similar dispositions of Collateral, it being understood and agreed that such rights and remedies may be exercised solely by the Collateral Agent for the benefit of the Noteholder upon the terms of this Note. The Collateral Agent is hereby authorized to execute and deliver on behalf of the Noteholder any documents necessary or appropriate to grant and perfect a lien on such Collateral in favor of the Collateral Agent on behalf of the Noteholder. The Noteholder hereby authorizes the Collateral Agent, at its option and in its discretion, to release any lien granted to or held by the Collateral Agent. Upon request by the Collateral Agent at any time, the Noteholder will confirm in writing the Collateral Agent’s authority to release particular types or items of Collateral pursuant hereto. Notwithstanding anything to the contrary herein, the Collateral Agent shall not be required to execute any document on terms which, in the Collateral Agent’s opinion, would expose the Collateral Agent to liability or create any obligation or entail any consequence other than the release of such liens without recourse or warranty.

(f)          The agreements of the Noteholder set forth in this Section 16 shall survive the repayment in full of the Loan and all other amounts payable hereunder.

17.         Powers and Remedies Cumulative; Delay or Omission Not Waiver of Event of Default.

No right or remedy herein conferred upon or reserved to the Noteholder, the Majority Noteholder(s) and/or the Collateral Agent is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy. No delay or omission of the Noteholder, the Majority Noteholder(s) and/or the Collateral Agent to exercise any right or power, if any, accruing upon any Event of Default occurring and continuing as aforesaid shall impair any such right or power or shall be construed to be a waiver of any Event of Default or an acquiescence therein; and every power and remedy given by this Note or by law may be exercised from time to time, and as often as shall be deemed expedient, by the Noteholder, the Majority Noteholder(s) and/or the Collateral Agent.

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18.         Amendments.

This Note may be amended only with the written consent of both the Company and the Majority Noteholder(s).

19.         Attorneys Fees/Enforcement Costs.

(a)          The Company will reimburse the Vision Opportunity Master Fund, Ltd. for reasonable legal fees and expenses in connection with the transactions contemplated hereby, not to exceed $25,000. In the event that this Note is collected by law or through attorneys at law, or under advice therefrom, the Company agrees to pay all costs of collection, including reasonable attorneys’ fees, whether or not suit is brought, and whether incurred in connection with collection, trial, appeal, bankruptcy or other creditors’ proceedings or otherwise.

20.         Survival of Representations and Warranties; Indemnification

All representations and warranties made hereunder shall survive the applicable Funding Date until 60 calendar days after the filing of the Company’s Form 10-K in respect of FY 2013, or, in the event the Company is no longer required to file such Form 10-K, June 30, 2014. The Company agrees to indemnify and hold harmless the Noteholder (and their respective directors, officers, managers, partners, members, shareholders, affiliates, agents, successors and assigns, (each, an “Indemnified Party”) from and against any and all losses, liabilities, deficiencies, costs, damages and expenses (including, without limitation, reasonable attorneys’ fees, charges and disbursements) incurred by such Indemnified Party as a result of any inaccuracy in or breach of the representations, warranties or covenants made by the Company herein or in any Notice delivered to the Noteholder pursuant to Section 2.

21.         Miscellaneous.

(a)          The parties hereto hereby waive presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of or any default under this Note, except as specifically provided herein.

(b)          Any provision of this Note which is illegal, invalid, prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity, prohibition or unenforceability without invalidating or impairing the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

(c)          This Note shall bind the Company and its successors and permitted assigns. The rights under and benefits of this Note shall inure to the Noteholder and its successors and assigns.

(d)          The Section headings herein are for convenience only and shall not affect the construction hereof.

(e)          All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall in writing and faxed, mailed or delivered to each party at the respective addresses of the parties, or at such other address or facsimile number as the Company shall have furnished to Noteholder in writing. All such notices and communications will be deemed effectively given the earlier of (i) when received, (ii) when delivered personally, (iii) one business day after being delivered by facsimile (with receipt of appropriate confirmation), (iv) one Business Day after being deposited with an overnight courier service of recognized standing, or (v) on receipt of confirmation of delivery.

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(f)          In the event any interest is paid on this Note, which is deemed to be in excess of the then legal maximum rate, then that portion of the interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of this Note.

THIS NOTE HAS BEEN DELIVERED IN NEW YORK, NEW YORK AND SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES.

THE COMPANY HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY LITIGATION ARISING HEREUNDER. THE COMPANY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK. THE COMPANY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

BY ITS ACCEPTANCE OF THIS NOTE THE NOTEHOLDER AND THE COMPANY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS NOTE, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE NOTEHOLDER OR THE COMPANY. THE COMPANY ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE NOTEHOLDER MAKING THE LOAN EVIDENCED HEREBY.

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IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed on the date indicated above.

MEDPRO SAFETY PRODUCTS, INC.

By:	W. Craig Turner
Name:	W. Craig Turner
Title:	Chairman and Chief Executive Officer

NOTEHOLDER

VISION OPPORTUNITY MASTER FUND, LTD.

By:	/s/ Adam Benowitz
Name:	Adam Benowitz
Title:	Director

COLLATERAL AGENT

VISION OPPORTUNITY MASTER FUND, LTD., as Collateral Agent on behalf of the Noteholder Group

By:	/s/ Adam Benowitz
Name:	Adam Benowitz
Title:	Director

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Schedules to the SERIES D SENIOR SECURED PROMISSORY NOTE

Schedule	Description

I	Funding Schedule

II	Collateral

III	Subsidiaries

IV	Notice of Drawdown

V	Notice of Conversion – Series D Preferred Stock

VI	Excerpts from Agreements Governing 14% Senior Notes Qualifying Negative Covenants

Certain schedules and addenda to schedules have been furnished with this exhibit. The Company agrees to furnish supplementally a copy of any omitted schedule or addendum to the Commission upon request.

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SCHEDULE I

DATE	AMOUNT OF ADVANCE

September 12, 2012	$727,000
September 30, 2012	$662,000
October 31, 2012	$372,000
November 30, 2012	$309,000
December 31, 2012	$257,000
January 31, 2013	$361,000
February 28, 2013	$190,000
March 31, 2013	$183,000
April 30, 2013	$0
May 31, 2013	$211,000
June 30, 2013	$238,000
July 31, 2013	$512,000
August 31, 2013	$213,000

TOTAL	$4,235,000

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SCHEDULE II

COLLATERAL

“Collateral” means:

(a)          all accounts (as defined in the Uniform Commercial Code of the State of New York, the “UCC”) and payment intangibles, including, without limitation, all contract rights, and all other forms of monetary obligations owing to the Company, and all credit insurance, guaranties, or security therefor, whether or not they have been earned by performance;

(b)          all chattel paper (as defined in the UCC), including, without limitation, electronic chattel paper and tangible chattel paper evidencing both a monetary obligation and a security interest in or lease of goods, together with any guarantees, letters of credit, and other security therefor;

(c)          all commercial tort claims (as defined in the UCC);

(d)          all deposit accounts (as defined in the UCC) held in the name of the Company, and all of the cash and cash equivalents, deposited therein from time to time, and all securities, rights, interests, shares of stock, instruments, interests, or other property contained, deposited, held or otherwise added to any deposit account from time to time;

(e)          all documents (as defined in the UCC), including, without limitation, any paper that is treated in the regular course of business as adequate evidence that the person in possession of the paper is entitled to receive, hold, and dispose of the goods the paper covers, including warehouse receipts, bills of lading, certificates of title, and applications for certificates of title;

(f)          all equipment (as defined in the UCC), machinery and all fixtures, and all accessions, additions, attachments, improvements, substitutions and replacements thereto and thereof and warranties (express and implied) received from the sellers and manufacturers of the foregoing property, and all related claims, credits, setoffs, and other rights of recovery;

(g)          all general intangibles (as defined in the UCC) of any kind, including, without limitation, all money, contract rights, corporate or other business records, all intellectual property rights, inventions, designs, formulas, patents (including, without limitation, the patents set forth on Addendum A), patent applications (including, without limitation, the patent applications set forth on Addendum A), service marks, trademarks, trade names, trade secrets, engineering drawings, goodwill, rights to prepaid expenses, registrations, franchises, copyrights, licenses, customer lists, computer programs and other software (as defined in the UCC), source code, tax refund claims, royalty, licensing and product rights, all claims under guarantees, security interests or other security held by or granted to Company, all indemnification rights, and rights to retrieval from third parties of electronically processed and recorded data pertaining to any Collateral, things in action, items, checks, drafts, and all orders in transit to or from Company, credits or deposits of Company (whether general or special) that are held by the Noteholder Group or the Collateral Agent;

(h)          all goods (as defined in the UCC);

(i)          all inventory (as defined in the UCC), whether in the possession of the Company or of a bailee or other person for sale, storage, transit, processing, use or otherwise and whether consisting of whole goods, spare parts, components, supplies, materials, or consigned, returned or repossessed goods, which are held for sale or lease, which are to be furnished (or have been furnished) under any contract of service or which are raw materials, work in process or materials used or consumed in Company’s business, and all warranties and related claims, credits, setoffs, and other rights of recovery with respect to any of the foregoing;

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(j)          all instruments (as defined in the UCC) including, without limitation, every promissory note, negotiable instrument, certificated security, or other writing that evidences a right to payment of money, that is not a lease or security agreement, and that is transferred in the ordinary course or conduct of business (including worldwide shipment) by delivery with any necessary assignment or endorsement;

(k)          all investment property (as defined in the UCC) pledged to or delivered to Lender’s control from time to time, and any and all other property in which the Company at any time has rights and in which at any time a security interest has been transferred to the Noteholder Group (and regardless of whether any such property constitutes a certificated or uncertificated security or is held directly or through one or more financial intermediaries through book entries);

(l)          all letter of credit rights (as defined in the UCC);

(m)          all supporting obligations (as defined in the UCC);

(n)          all books, files, records (as defined in the UCC) relating to the Collateral;

(o)          each policy and contract of insurance owned or maintained by the Company, and all the benefits thereof including, without limitation, all claims of whatsoever nature, as well as return premiums, and in and to all moneys and claims for moneys in connection therewith;

(p)          all certificates and instruments evidencing any securities or other Collateral subject to the Series D Notes from time to time and all interest, dividends, distributions, cash, investment property, securities, shares of stock, and other amounts and property from time to time received, receivable, paid or payable or otherwise distributed from time to time in respect of, in exchange or substitution for, or as an addition to any of the foregoing Collateral;

(q)          all other tangible or intangible personal property of every kind and nature;

(r)          all beneficial interests in any trusts, whether in the form of debt or equity interests or otherwise;

(s)          all equity interests of any subsidiary of the Company; and

(t)          all accessions and additions to the foregoing, substitutions therefor, and replacements, products and proceeds (as defined in the UCC) of any of the property of the Company described in clauses (a) through (s) above (including any proceeds of insurance thereon).

Notwithstanding anything to the contrary, the Collateral shall not include such intellectual property and stock of the Company's Subsidiaries which have been pledged to secure the Company’s obligations under the Senior Notes, including the Company’s interests in following: (i)          MedPro Investments, LLC (the “Issuer”), (ii) the Product and the intellectual property rights related to the Product, (iii) any Royalty Payments and (iv) any other Royalty Rights.

“Product” means (i) Vacuette® Premium Safety Needle System, a blood collection device that is formatted in two separate models: tube-activated and skin-activated, (ii) Vacuette® Premium Winged Safety Blood Collection Set, a device used for infusion and blood collection in the healthcare setting, and (iii) all products substantially similar to, or derived from, any of the foregoing, regardless of the brands, marks or names under which they are offered.

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“Royalty Payments” means all royalty payments and other payments that may be required by Section 2.2 of the Medical Supply Manufacturing Agreement dated as of July 14, 2010 (the “Manufacturing Agreement”) between the Company and Greiner Bio-One GmbH (“Greiner”) and any successor agreement (the “Manufacturing Agreement”) or other successor agreement or other agreement evidencing any Royalty Rights, and in each case, after issuance of the Senior Notes.

“Royalty Rights” means the assets to be sold, transferred, conveyed, assigned, contributed and granted by the Company to the Issuer pursuant to the Purchase and Sale Agreement between the Company and the Issuer dated as of September 1, 2010 (the “Purchase and Sale Agreement”) and the Bill of Sale, consisting of (x) all of the Company’s right, title and interest in, to and under the Manufacturing Agreement; including without limitation all of the Company’s rights (i) to receive the Royalty Payments, (ii) to receive Royalty Statements, (iii) to make indemnification claims against Greiner pursuant to the Manufacturing Agreement and (iv) to the proceeds of and the rights to enforce each of the foregoing and (y) any rights similar to those described in clause (x) above under any agreement entered into by the Company pursuant to the Purchase and Sale Agreement or otherwise following the termination of the Manufacturing Agreement or otherwise.

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